Exhibit 10.1

April 20th, 2020

Zachary W. Stassen

Dear Zachary,

Congratulations! We are excited to extend you an offer of employment with ViewRay Technologies, Inc.  The details of your offer are as follows:

Position:	Chief Financial Officer. Reporting to Scott Drake. This is a regular, full-time position.
Location:	1595 Wynkoop St., Suite 900 Denver, CO 80202
Start Date:	May 18th, 2020
Compensation:

Your annual salary will be $340,000.00 or $13,067.92 bi-weekly.

Each member of our team is currently being paid a reduced salary as part of our COVID-19 mitigation strategy. Therefore, your initial annual salary will be $272,000.00 or $10,461.54 bi-weekly until we achieve our established business milestones. Depending on business performance and economic circumstances, you may recover lost income if the outcomes are achieved.

You will also be eligible to participate in the Company’s Performance Based Bonus Plan. This bonus plan is based on corporate goals established by the Company’s Board of Directors. At 100% to plan, this bonus plan will provide an opportunity to earn 50% of your base salary in variable incentive compensation. Actual incentive compensation may range from 0% - 200% of the target based on performance to goals.  For the first calendar year it is prorated based on your start date.

You will be eligible for our executive level severance package.

Your position is classified as exempt from overtime.

Equity:

You will be granted equity in the Company valued at $1,250,000.00. This grant will be awarded as a mixture of Stock Options and Restricted Stock Units (RSUs). The total value of this grant will provide you with a 0.4% ownership stake in the Company.

Stock options awarded as part of this grant will be subject to the terms and conditions set forth in a separate grant agreement and the Company’s 2015 Stock Incentive Plan, as amended (the “Plan”).  The Option will be exercisable at a price per share equal to the fair market value of the Company’s common stock on the date the Option is granted.  During the periods of your full employment with the

Company, the shares subject to the Option will vest over a 4-year period as follows:

The first 25% of the shares subject to the Option will vest 12 months after the vesting commencement date (currently anticipated to be your Start Date) and the remainder will vest in equal monthly installments for the remaining 36 months.

RSUs awarded as part of this grant are subject to the terms and conditions set forth in a separate grant agreement and the Company’s 2015 Stock Incentive Plan, as amended (the “Plan”). During the periods of your full employment with the Company, the award will fully vest over a three-year period. One-third of the award will vest 12 months after the grant date, and additional one-third will vest 24 months after the grant date, and the final one-third will vest 36 months after the grant date.

Any awards are subject to the approval of the Compensation Committee of the Board of Directors. Assuming your start date above, your Grant Date will be TBD, or the following business day.

Paid Time Off	20 days of paid time off annually (which is earned as you work) and 2 days of personal holiday. We also have 9 company holidays.
Health Benefits

We offer teammates medical, dental and vision insurance plans. Coverage begins on your start date. ViewRay pays 100% of the premium for both Short Term Disability up to 66 2/3% of your weekly salary and Long-Term Disability up to 66 2/3% of your base monthly salary, for approved claims per plan. ViewRay also pays 100% of the premiums for basic life and AD&D insurance up to 1.5x your base annual salary or $250,000. Other plans include HSA, FSA, accident, critical illness, hospital indemnity, legal, voluntary life and AD&D, and an Employee Assistance Program.

401K	You are eligible to begin contributions to the Company’s 401k plan on the first payroll date in the month following your hire date.

A summary of the benefits available to you is attached. For the full details please refer to the benefits guide. The Company reserves the right from time to time to change the company benefits and related plans.

Consistent with state law, your employment with the Company will be “at-will.”  This means that your employment with the Company will not last for any specific period of time, and either you or the Company can terminate your employment without notice and for any reason or for no reason.  This offer is expressly conditioned upon your successful completion of the Company’s pre-employment screening process, including references, a background check and drug screen (depending on the position).  As part of your employment at the Company, you are required to sign the attached Confidentiality and Restrictive Covenant agreement, and at all times, you are required to comply with the Company’s corporate policies and procedures.

By accepting this offer, you represent and warrant that (i) you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company and (ii) you will not bring to the Company any confidential or proprietary information or material of any former employer; disclose or use such information or material in the course of your employment with the Company; or violate any other obligation to your former employers.   Further, you agree to execute any and all documentation necessary for the Company to verify your right to work in the United States and to conduct a background check, and you expressly release the Company from any claim arising out of the Company’s verification of such information.

If you wish to accept this offer, please sign and return this letter (keeping a copy for yourself). Your signature below indicates your acceptance of the terms of this offer and the representations contained above.  This offer is valid through 4/24/20. If you have any questions, feel free to call me.

We appreciate the time you have invested in this process and we look forward to welcoming you to our team!

Sincerely,

/s/ Rob Fuchs_____________________________________________

Rob Fuchs, Chief Human Resource Officer

Viewray Technologies, INC.

Acknowledged and accepted:

/s/ Zachary Stassen_________________________________________

Name

April 20, 2020           _________________________________________

Date